EXHIBIT 99.1

Contact: Bob Marsocci

(310) 726-4656

DIRECTV President and CEO Mitch Stern to Leave Company

Chase Carey, President and CEO of The DIRECTV Group, to Oversee

Day-to-Day Operations of DIRECTV

EL SEGUNDO, CA, March 7, 2005 -- The DIRECTV Group, Inc. (NYSE: DTV) today announced that Mitch Stern, president and CEO of DIRECTV, Inc., is leaving the company,

effective today. Chase Carey, president and CEO of The DIRECTV Group, will now oversee day-to-day operations of DIRECTV and Mr. Stern's direct reports will report to Mr. Carey.

DIRECTV does not intend to replace Mr. Stern, who joined the company in December 2003.

"While we considered 2004 a transition year, DIRECTV achieved a tremendous amount under Mitch's leadership," said Mr. Carey, "most notably, more new subscribers chose

DIRECTV last year than any other pay television service in the country. I want to take this opportunity to thank Mitch for all his efforts and contributions and wish him well. DIRECTV is well positioned to go forward and build on its leadership position in the pay television industry."

"Serving as DIRECTV's president was very rewarding and I am very proud of all that we accomplished in the last year," said Stern. "DIRECTV is a great success story and a fabulous business with a very promising future. While it was exciting to be part of such a dynamic organization, the time was right for me to move on."

Mr. Carey was named president and CEO of The DIRECTV Group in December 2003.

Under Mr. Carey's leadership, The DIRECTV Group has sold its non-core assets and is focused on its satellite television businesses in the United States and Latin America. Mr. Carey serves as a director on the boards of The DIRECTV Group and News Corporation.

The DIRECTV Group, Inc. is a world-leading provider of digital multichannel television entertainment,

broadband satellite networks and services. The DIRECTV Group is 34 percent owned by Fox Entertainment Group,

which is approximately 82 percent owned by News Corporation.

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